Exhibit A(3)
SUPPLEMENTAL AGREEMENT TO THE DEPOSIT AGREEMENT
     This Supplemental Agreement, dated as of February 3, 2009 (as amended, supplemented or otherwise modified from time to time, this “Agreement”) between Yingli Green Energy Holding Company Limited and its successors (the “Company”), JPMORGAN CHASE BANK, N.A., as depositary under the Deposit Agreement (as defined below) and hereunder (the “Depositary”) and all holders (the “Holders”) from time to time of American Depositary Receipts (the “ADRs”) issued under the Deposit Agreement evidencing American Depositary Shares (the “ADSs”) representing deposited Shares (as defined in the Deposit Agreement).
W I T N E S S E T H
     WHEREAS, the Company and RBC Dexia Corporate Services Hong Kong Limited, as Rights Agent, have on October 17, 2007, entered into a Rights Agreement, which is amended by an Amendment No. 1 to the Rights Agreement dated as of June 2, 2008 between the Company and the Rights Agent (as amended, the “Rights Agreement”), and upon the terms and subject to the conditions set forth therein the Company agrees to distribute one ordinary share purchase right (a “Right”) for each ordinary share of the Company, par value US$0.01 per share (the “Ordinary Share”), outstanding as of the close of business on October 26, 2007 (the “Record Date”) and to issue one Right (subject to adjustment as provided in the Rights Agreement) with respect to each Ordinary Share that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date (as such terms are defined in the Rights Agreement), each Right representing the right to purchase one Ordinary Share.
     WHEREAS, the Company, the Depositary and the Holders are parties to the Deposit Agreement dated as of June 13, 2007 among the Company, the Depositary and all Holders from time to time of ADRs issued thereunder (the “Deposit Agreement”) which provides in paragraph (10) of the form of ADR thereof, among other things, for the distribution of rights to the Holders at the request of the Company and upon compliance with applicable laws; and
     WHEREAS, the parties hereto agree to enter into this Agreement in connection with the Rights Agreement.
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Certain Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Deposit Agreement.
     Section 2. Distribution of Summary of Rights. To the extent required by the terms of the Deposit Agreement, the Depositary will send a copy of a Summary of Rights, in substantially the form of Exhibit A hereto (the “Summary of Rights”) to each Holder of the ADRs as of the close of business on the Record Date, at the address of such Holder shown in the ADR Register by first-class, postage-prepaid mail.

     Section 3. ADR Provision. Certificated ADRs issued after the date of this Agreement but prior to the earlier of the Distribution Date and the Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following provisions:
“The Ordinary Share(s) underlying this ADR are entitled to certain rights as set forth in a Rights Agreement between Yingli Green Energy Holding Company Limited and RBC Dexia Corporate Services Hong Kong Limited, as Rights Agent, dated as of October 17, 2007, as the same may be amended, supplemented or otherwise modified from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Yingli Green Energy Holding Company Limited. Yingli Green Energy Holding Company Limited will mail to the Holder of this ADR a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights (as defined in the Rights Agreement”) owned by or transferred to any Person who is or becomes an Acquiring Person (as defined in the Rights Agreement) and certain transferees thereof will become null and void and will no longer be transferable.”
     Section 4. Rights Agency Agreement. The Company and the Depositary hereby agree that at such time as the Depositary receives a Rights Certificate from the Company, the Company and the Depositary shall use their reasonable efforts to enter into a Rights Agency Agreement in form and substance acceptable to each of the Company and the Depositary. The Depositary will distribute copies of any written communication from the Company (or English translations or summaries thereof), including written communications relating to the procedures, if any, with respect to the exercise of the rights by holders of the ADRs, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities.
     It is anticipated that pursuant to any such Rights Agency Agreement, the Company would, upon the Distribution Date (as defined in the Rights Agreement), appoint the Depositary as ADS Rights Agent to perform the duties set forth therein, which Rights Agency Agreement shall, among other things, include a requirement that, subject to receipt of the legal opinions of U.S. and Cayman Islands counsel to the Company in form and substance acceptable to the Depositary and such other requirements set forth in such Rights Agency Agreement, the Depositary shall distribute to Holders entitled thereto such validly issued instruments representing such rights along with (a) such information as is contained in such Rights Certificate and any other written notice provided by the Company, (b) a notice stating that each such Holder will, subject to any applicable provisions of U.S. and Cayman Islands laws, rules and regulations, be entitled to instruct the Depositary as to the exercise of the Rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (c) the manner in which such warrants or other instruments representing such rights may be exercised.

     Section 5. The Deposit Agreement. This Agreement is supplemental to the Deposit Agreement, the provisions of which are incorporated herein by reference and deemed to be a part hereof. Unless otherwise specifically provided in this Agreement, all provisions of the Deposit Agreement shall remain effective. To the extent required under the Securities Act of 1933, as amended, the parties hereto agree to file a Form F-6 to register additional ADSs.
     Section 6. Miscellaneous. This Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, and their respective successors hereunder, and shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders and owners of ADRs from time to time shall be parties to this Agreement and shall be bound by all of the provisions hereof. If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.
     Section 7. Governing Law. This Agreement shall be interpreted and all rights hereunder and provisions hereof shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, YINGLI GREEN ENERGY HOLDING COMPANY LIMITED and JPMORGAN CHASE BANK, N.A. have duly executed this Agreement as of the day and year first above set forth and all Holders of ADRs shall become parties hereto upon acceptance by them of ADRs issued in accordance with the terms hereof.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
By:
Name:	Liansheng Miao
Title:	Chief Executive Officer

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

SIGNATURE PAGE TO THE SUPPLEMENTAL AGREEMENT

EXHIBIT A
The following Summary Has Been Prepared by Yingli Green Energy Holding Company Limited. JPMorgan Chase Bank, N.A. has not reviewed or verified the contents hereof or of the Rights Agreement described herein and accepts no responsibility for either.
UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS OWNED BY OR TRANSFERRED TO ANY PERSON WHO IS OR BECOMES AN ACQUIRING PERSON (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN TRANSFEREES THEREOF WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.
SUMMARY OF RIGHTS
February 3, 2009
     On October 17, 2007, the Board of Directors of Yingli Green Energy Holding Company Limited, a Cayman Islands company (the “Company”), authorized the distribution of one ordinary share purchase right (a “Right”) for each outstanding Ordinary Share, par value US$0.01 per share, of the Company (the “Ordinary Share”). The distribution will be made on October 17, 2007, to the shareholders of record as of the close of business on October 26, 2007 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company one Ordinary Share at a price of US$95.00 per Ordinary Share (as the same may be adjusted, the “Purchase Price”). The description and terms of the Rights are set forth in a Rights Agreement, dated as of October 17, 2007 (as the same may be amended from time to time, the “Rights Agreement”), between the Company and RBC Dexia Corporate Services Hong Kong Limited, as Rights Agent (the “Rights Agent”).
     Until the close of business on the earlier of (i) the tenth day after the first date of a public announcement that a person (other than an Exempted Entity (as defined below)) or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the Ordinary Shares then outstanding or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of commencement of, or the first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person (other than an Exempted Entity) or group of 15% or more of the Ordinary Shares then outstanding (the earlier of such dates being herein referred to as the “Distribution Date”), the Rights will be evidenced by the Ordinary Shares represented by certificates for Ordinary Shares outstanding as of the Record Date, together with a copy of the summary of rights disseminated in connection with the original distribution of Rights.
     “Exempted Entity” shall mean (1) the Company, (2) any Subsidiary (as defined in the Rights Agreement) of the Company (in the case of subclauses (1) and (2) including, without limitation, in its fiduciary capacity), (3) any entity or trustee holding Ordinary Shares for or pursuant to the terms of any employee benefit plan of the Company or of any Subsidiary of the Company or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, (4) any Yingli Power Entity (as defined in the Rights Agreement); provided, however, that any Yingli Power Entity shall only be deemed to be an Exempted Entity for so long as it beneficially owns no more than 46.42% of the outstanding Ordinary Shares; and provided, further, that any Yingli Power Entity shall cease to be an Exempted Entity as of the date that it ceases to beneficially own 15% or more of Ordinary Shares then outstanding and (5) any Tianwei Baobian Entity (as defined in the Rights Agreement) with respect to the Ordinary Shares Tianwei Baobian may obtain pursuant to its Subscription Right or from a Yingli Power Entity; provided, however, that any Tianwei Baobian Entity shall only be deemed to be an Exempted Entity for so long as it beneficially owns no more than 26.78% of the outstanding Ordinary Shares (excluding any Ordinary Shares as to which it acquires Beneficial Ownership from a Yingli Power Entity); and provided, further, that any Tianwei Baobian Entity shall cease to be an Exempted Entity as of the date that it ceases to beneficially own 15% or more of Ordinary Shares then outstanding.
     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable only in connection with the transfer of Ordinary Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Ordinary Shares outstanding as of the Record Date, even without a notation incorporating the Rights Agreement by reference or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Ordinary Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Ordinary Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
     The Rights are not exercisable until the Distribution Date. The Rights will expire on October 17, 2017 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. The Rights Agreement is effective as of October 17, 2007. After the Distribution Date, the holders of the American depositary receipts will be informed as to the procedures, if any, with respect to the exercise of the rights by such holders.
     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of Ordinary Shares having a market value of two times the Purchase Price.
     In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a amalgamation, merger, scheme of arrangement or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of ordinary shares of the person with whom the Company has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.
     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Ordinary Shares or the occurrence of an event described in the prior paragraph, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Ordinary Share per Right (subject to adjustment). Rights holders may be liable to meet a call for payment of the par value of Ordinary Shares if so determined by the Board of Directors.
     The Purchase Price payable, and the number of Ordinary Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a share dividend on, or a subdivision, consolidation or reclassification of, the Ordinary Shares, (ii) upon the grant to holders of the Ordinary Shares of certain rights or warrants to subscribe for or purchase Ordinary Shares at a price, or securities convertible into Ordinary Shares with a conversion price, less than the then-current market price of the Ordinary Shares or (iii) upon the distribution to holders of the Ordinary Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Ordinary Shares) or of subscription rights or warrants (other than those referred to above).
     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Ordinary Shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Ordinary Shares on the last trading day prior to the date of exercise.
     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of US$0.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
     For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.
     Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.
     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated October 17, 2007. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.